Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AFYA LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Class A Common Shares, nominal value US $0.00005 per common share	Rule 457(c) and Rule 457(h)	1,200,000	$14.22	$17064,000	0.0001102	$1,881
Total Offering Amounts					$17,064,000		$1,881
Total Fee Offsets (4)							-
Net Fee Due							$1,881

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers Class A Common Shares, nominal value US $0.00005 per common share (“Common Shares”), of Afya Limited (the “Registrant”) that are reserved for issuance upon the vesting of outstanding restricted stock units granted under the Restricted Stock Plan of Afya Limited (the “Plan”) or for any future grants to be made pursuant to the Plan, and any additional Common Shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a Common Share on NASDAQ on December 16, 2022.

(3)	Rounded up to the nearest dollar.

(4)	The Registrant does not have any fee offsets.